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                         October 25, 2022

       John T. Stankey
       Chief Executive Officer
       AT&T Inc.
       One AT&T Plaza
       208 S. Akard St.
       Dallas, Texas 75202

                                                        Re: AT&T Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 22,
2022
                                                            File No. 001-08610

       Dear John T. Stankey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program